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                          CERTIFICATE OF INCORPORATION

                                       OF

                            9278 COMMUNICATIONS, INC.

                      ------------------------------------

         IT IS HEREBY CERTIFIED THAT:

         FIRST: The name of the corporation is 9278 Communications, Inc. (the "Corporation").

         SECOND: The address of the Corporation's registered office in the State of Delaware is 15 East North Street, Dover, Delaware 19901 and the name of the registered agent of the Corporation in the State of Delaware is United Corporate Services, Inc., located in Kent County.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. The Corporation shall possess and may exercise all powers and privileges necessary or convenient to effect the foregoing purpose, including the general powers now or hereafter conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Forty-Five Million (45,000,000) shares, which shall consist of Forty Million (40,000,000) shares, $0.001 par value per share, designated as Common Stock and Five Million (5,000,000) shares, $0.001 par value per share, designated as Preferred Stock. Subject to the provisions of this Certificate of Incorporation, shares of the Corporation regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

              The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions in respect of each class of stock of the corporation.

                                 I. COMMON STOCK

         1. Voting Rights. Subject to the provisions of this Certificate in Incorporation, of any applicable law, or of the By-Laws of the Corporation as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided herein or by law or by the

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resolution or resolutions providing for the issue of any series of Preferred
Stock, the holders of outstanding Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in his, her or its name on the books of the Corporation.

         2. Dividends. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

         3. Dissolution. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Stock of the full amount for which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share, ratably according to the number of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

                               II. PREFERRED STOCK

         The Preferred Stock shall be comprised of (i) Class B Convertible Preferred Stock ("Class B Preferred Stock"), which shall consist of Two Thousand and Five Hundred (2,500) shares, and (ii) additional Preferred Stock ("Additional Preferred Stock") which shall consist of Four Million Nine Hundred Ninety Seven and Five Hundred (4,997,500) shares.

                         PART A: CLASS B PREFERRED STOCK

1.       CREATION OF SERIES B CONVERTIBLE PREFERRED STOCK

         There is hereby created a series of preferred stock consisting of Two Thousand and Five Hundred (2,500) shares and designated as Class B Preferred Stock, having the voting powers, preferences, relative, participating, limitations, qualifications, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

2.       CONVERSION PROVISIONS

The holders of Class B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

              2.1  Conversion.

                   (a) Right to Convert. From and after the third (3rd) business day following the day on which the Corporation receives payment in full for Class B

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                        Preferred Stock from and issues Class B Preferred Stock
                        to a particular holder (the "Issuance Date"), all Class B Preferred Stock held by that holder shall be convertible at the option of the holder into such number of shares of Common Stock of the Corporation as is calculated by the Conversion Rate (as hereinafter defined). The Conversion Rate, subject to the exceptions defined in paragraphs 2(b) and (c) hereof, shall be that number of shares of Common Stock equal to $1,000 divided by seventy five percent (75%) of the average Market Price (as hereinafter defined) of the shares of Common Stock for the ten trading days immediately prior to the Conversion Date (as hereinafter defined).

                   (b)  Early Conversion Exception. From and after the third
                        (3rd) business day following the Issuance Date and until the date which is forty-five (45) calendar days following the Issuance Date a particular holder of Class B Preferred Stock may elect, as an alternative to the Conversion Rate defined in paragraph 2(a) hereof, to convert some or all of the shares of Class B Preferred Stock held by that holder into such number of shares of Common Stock as is calculated by the Early Conversion Rate (as hereinafter defined). The Early Conversion Rate shall be that number of shares of Common Stock equal to $1,000 divided by seventy five percent (75%) of the Market Price of the shares of Common Stock on the day immediately preceding the Issuance Date.

                   (c) Failure to Register Exemption. In the event that a registration statement in respect of the Common Stock to be issued upon the conversion of the Class B Preferred Stock has not been filed with and declared effective by the Securities and Exchange Commission on or before the date which is twelve months following the Issuance Date (the "Anniversary Date"), the number of shares of Common Stock issued to a particular holder will be calculated by the Failure to Register Conversion Rate. The Failure to Register Conversion Rate shall be that number of shares of Common Stock equal to $1,000 divided by fifty percent (50%) of the Market Price of the shares of Common Stock on the day immediately preceding the Anniversary Date.

                   (d) Market Price. Market Price for a particular date shall be the closing bid price of the shares of Common Stock on such date, as reported by the National Association of Securities Dealers Automated Quotation System ('NASDAQ"), or the closing bid price in the over-the-counter market if other than NASDAQ.

                   (e) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Class B Preferred Stock, and in lieu thereof

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                        the number of shares of Common Stock to be issued for
                        each share of Class B Preferred Stock converted shall be rounded down to the nearest whole number of shares of Common Stock. Such number of whole shares of Common Stock to be issued upon the conversion of one share of Class B Preferred Stock shall be multiplied by the number of shares of Class B Preferred Stock submitted for conversion pursuant to the Notice of Conversion (defined below) to determine the total number of shares of Common Stock to be issued in connection with any one particular conversion.

                   (f) Method of Conversion. In order to convert Class B Preferred Stock into shares of Common Stock, a holder of Class B Preferred Stock shall:

                        (1) complete, execute and deliver to the Corporation and the Corporation's Transfer Agent, Liberty Transfer Co. (the "Transfer Agent"), or such other transfer agent appointed by the Corporation, a notice of conversion (the "Notice of Conversion"); and

                        (2) surrender the certificate or certificates representing the Class B Preferred Stock being converted (the "Converted Certificate") to the Transfer Agent.

                        Subject to paragraph 2(i) hereof, the Notice of
                   Conversion shall be effective and in full force and effect for a particular date if delivered to the Corporation and the Transfer Agent on that particular date prior to 5:00 pm, eastern time, by facsimile transmission or otherwise, provided that particular date is a business day, and provided that the original Notice of Conversion and the Converted Certificate are delivered to and received by the Transfer Agent within three (3) business days thereafter at 191 New York Avenue, Huntington, New York 11743-2711 (facsimile:
                   516-385-1619) and that particular date shall be referred to herein as the "Conversion Date". The person or persons entitled to receive the shares of Common Stock to be issued upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. If the original Notice of Conversion and the Converted Certificate are not delivered to and received by the Transfer Agent within three (3) business days following the Conversion Date, the Notice of Conversion shall become null and void as if it were never given and the Corporation shall, within two (2) business days thereafter, instruct the Transfer Agent to return to the holder by overnight courier any Converted Certificate that may have been submitted in connection with any such conversion. In the event that any Converted Certificate submitted represents a number of shares of Class B Preferred Stock that is greater than the number of such shares that is being converted pursuant to the Notice of Conversion delivered in connection therewith, the Transfer Agent shall advise the

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                   Corporation to deliver a certificate representing the
                   remaining number of shares of Class B Preferred Stock not converted.

                   (g) Absolute Obligation to issue Common Stock. Upon receipt of a Notice of Conversion, the Corporation shall absolutely and unconditionally be obligated to cause a certificate or certificates representing the number of shares of Common Stock to which a converting holder of Class B Preferred Stock shall be entitled as provided herein, which shares shall constitute fully paid and non-assessable shares of Common Stock and shall be issued to, delivered by overnight courier to, and received by such holder by the sixth (6th) business day following the Conversion Date. Such delivery shall be made at such address as such holder may designate therefor in its Notice of Conversion or in its written instructions submitted together therewith.

                   (h) Minimum Conversion. No less than 50 shares of Class B Preferred Stock may be converted at any one time by a particular holder, unless the holder then holds less than 50 shares and converts all such shares held by it at that time.

                   (i) Deemed Conversion. Notwithstanding any other provision herein, and provided that a registration statement in respect of the Common Stock to be issued upon the conversion of the Class B Preferred Stock has been filed with and declared effective by the Securities and Exchange Commission on or before the Anniversary Date, all of the Class B Preferred Stock outstanding on Anniversary Date shall be deemed to convert into shares of Common Stock as is calculated by the Conversion Rate as defined in paragraph 2(a) hereof, provided that, in the event that this paragraph would result in a particular holder of Class B Preferred Stock holding, together with the shares of Common Stock then held by that holder, more than 9.9% of the Corporation's then issued and outstanding Common Stock, the conversion deemed hereby shall be postponed until such time as the particular holder holds such number of shares of Common Stock that, together with the shares of Common Stock then held by that holder, would constitute less than 9.9% of the Corporation's then issued and outstanding Common Stock . The onus for notifying the Corporation of the application of this qualification shall be upon the particular holder.

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              2.2  Adjustments to Conversion Rate

                   (a) Reclassification, Exchange and Substitution. If the Common Stock to be issued on conversion of the Class B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, reverse stock split or forward stock split or stock dividend or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Class B Preferred Stock shall, upon its conversion be entitled to receive, in lieu of the Common Stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Class B Preferred Stock immediately before that change.

                   (b) Reorganizations, Mergers, Consolidations or Sale of Assets. If at any time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 2) or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Class B Preferred Stock receive the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the Common Stock deliverable upon conversion of the Class B Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Class B Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph 2(k) (including adjustment of the Conversion Rate then in effect and the number of shares purchasable upon conversion of the Class B Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

                   (c) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
                        Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Class B Preferred Stock against impairment.

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                   (d)  Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Class B Preferred Stock pursuant to paragraphs 2(j) or (k) hereof, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Class B Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Class B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Rate at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Class B Preferred Stock.

3.       LIQUIDATION PROVISIONS

         In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class B Preferred Stock shall be entitled to receive an amount equal to $1,000.00 per share, plus any accrued and unpaid dividends. After the full preferential liquidation amount has been paid to, or determined and set apart for the Class B Preferred Stock and all other series of preferred stock hereafter authorized and issued, if any, the remaining assets of the Corporation available for distribution to stockholders shall be distributed ratably to the holders of the Common Stock. In the event the assets of the Corporation available for distribution to its stockholders are insufficient to pay the full preferential liquidation amount per share required to be paid to the holders of Corporation's Class B Preferred Stock, the entire amount of assets of the Corporation available for distribution to stockholders shall be paid up to their respective full liquidation amounts first to the holders of Class B Preferred Stock, then to any other series of preferred stock hereafter authorized and issued, all of which amounts shall be distributed ratably among holders of each such series of preferred stock, and the Common Stock shall receive nothing. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, and the Class B Preferred Stock shall be entitled only to: (i) the rights provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction; (ii) the rights contained in the Delaware General Corporation Law; and (iii) the rights contained in other Sections hereof.

4.       DIVIDEND PROVISIONS

         The holders of shares of Class B Preferred Stock shall not be entitled to receive any dividends.

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5.       RESERVATION OF STOCK TO BE ISSUED UPON CONVERSION

         The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Class B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient, based on the Conversion Rate then in effect, to effect the conversion of all then outstanding shares of the Class B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class B Preferred Stock, then, in addition to all rights, claims and damages to which the holders of the Class B Preferred Stock shall be entitled to receive at law or in equity as a result of such failure by the Corporation to fulfill its obligations to the holders hereunder, the Corporation will take any and all corporate or other action as may, in the opinion of its counsel, be helpful, appropriate or necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6.       NOTICES

         In the event of the establishment by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution, the Corporation shall mail to each holder of Class B Preferred Stock at least twenty (20) days prior to the date specified therein a notice specifying the date on which any such record is to be taken for the purpose of such distribution and the amount and character of such distribution.

         Any notices required by the provisions hereof to be given to the holders of shares of Class B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid and return receipt requested, and addressed to each holder of record at its address appearing on the books of the Corporation or to such other address of such holder or its representative as such holder may direct.

7.       VOTING PROVISIONS

         Except as otherwise expressly provided or required by law, the Preferred Stock shall have no voting rights.

                       PART B: ADDITIONAL PREFERRED SHARES

         Additional Preferred Stock may be issued from time to time in one or more series of any number of shares provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of Preferred Shares hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such Additional Preferred Stock from time to

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time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of Additional Preferred Stock may:

         (a) have such voting powers;

         (b) be subject to redemption at such time or times and at such prices;

         (c) be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of shares;

         (d) have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

         (e) be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments;

         (f) be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

         (g) be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding shares of the Corporation; and

         (h) have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof;

all as shall be stated in said resolution or resolutions providing for the issue of such Preferred Stock. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock.

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         FIFTH: The name and mailing address of the sole incorporator is Craig
S. Libson, c/o Parker Duryee Rosoff & Haft, P.C., 529 Fifth Avenue, 8th Floor, New York, New York 10017.

         SIXTH: The Corporation shall have perpetual existence.

         SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors, or any class of them, and/or between the Corporation and its stockholders, or any class of them, any court of equitable jurisdiction within the State of Delaware may, upon the application of the Corporation in a summary fashion, or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of ss.291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution, or of any receiver or receivers appointed for the Corporation under the provisions of ss.279 of Title 8 of the Delaware Code, order a meeting of the creditors, or a class of creditors, and/or the stockholders, or a class of stockholders, of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors, or class of creditors, and/or of the stockholders, or a class of stockholders, of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement, and the reorganization, shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors, or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

         EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders, or any class thereof, as the case may be, it is further provided:

         1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in the By-laws. The phrase "whole Board of Directors" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

         2. After the original or other By-laws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of ss.109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-laws of the Corporation may be exercised by the Board of Directors of the Corporation, provided, however, that any provision for the

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              classification of directors of the Corporation for staggered terms, pursuant to the provision of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware, shall be set forth in an initial By-law, or in a By-law adopted by the stockholders entitled to vote for the Corporation, unless provisions for such classification shall be set forth in this Certificate of Incorporation.

         3. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Certificate of Incorporation, shall entitle the holder thereof to the right to vote at any meeting of stockholders, except as the provisions of paragraph (2) of subsection (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require, provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

         NINTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph
(7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

         TENTH: The Corporation shall, to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware, as now or hereafter in effect, indemnify all persons whom it may indemnify under such provisions. The indemnification provided by this section shall not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under the By-laws of the Corporation, by agreement, vote of the stockholders or disinterested directors of the Corporation, or otherwise. Except as specifically required by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         ELEVENTH:The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

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         I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate of Incorporation, hereby declaring and certifying, under penalties of perjury, that this is my act and deed and the facts herein stated are true and accordingly have hereunto set my hand this 31st day of March, 2000.


                                       /s/ Eric C. Mendelson
                                       -----------------------------------------
                                       Eric C. Mendelson
                                       c/o Parker Duryee Rosoff & Haft, P.C.
                                       529 Fifth Avenue, 8th Floor
                                       New York, NY 10017

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